Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. AND RENT-WAY, INC.
ANNOUNCE AGREEMENT TO MERGE
Rent-A-Center to Acquire Rent-Way for $10.65 per Share

Plano, Texas, August 8, 2006 — Rent-A-Center, Inc. (the “Company” or “Rent-A-Center”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, and Rent-Way, Inc. (“Rent-Way”) (NYSE: RWY), a major rental purchase company operating 784 stores in 34 states, announced today that they have entered into a definitive agreement pursuant to which Rent-A-Center will acquire Rent-Way for $10.65 in cash per share of Rent-Way common stock.
The agreement also provides that each holder of options of Rent-Way will receive an amount equal to the difference between $10.65 and the exercise price of the option. The transaction is valued at approximately $567 million, which includes the acquisition of all outstanding common stock and options discussed above, net debt and other liabilities of Rent-Way, as well as the redemption of all outstanding convertible preferred stock.
“We are very excited about this transaction with Rent-Way,” commented Mark E. Speese, the Company’s Chairman of the Board and Chief Executive Officer. “Bill Morgenstern and his management team have built a successful rent-to-own operation as demonstrated by the fact that Rent-Way has accomplished eleven positive same store sales quarters out of the last twelve.
“Given our track record of successfully integrating acquisitions and implementing our proven business model, we believe that this transaction will create additional value for our stockholders. Giving effect to Rent-Way’s forecasted 2006 EBITDA of approximately $60 million and the full realization of cost savings through leveraging our existing infrastructure and scale, pro-forma EBITDA of $85 million should be achieved, with further growth continuing from the execution of our business model. In fact, we believe we will be able to build on Rent-Way’s success as evidenced by our 2003 acquisition of 295 Rent-Way stores. With our national brand and advertising driving customer traffic and our broad selection of high quality, brand-name merchandise, we believe we can grow both revenue and store operating income to nearly comparable results to our core stores,” continued Mr. Speese.
“Furthermore, we expect to realize these cost savings in advertising, merchandise purchases and general and administrative expenses. As a result, following an initial six-month transition period and the realization of cost savings in the last half of the year, we believe the transaction will be accretive to our 2007 diluted earnings per share by approximately one to two cents, accelerating in 2008 and 2009 to approximately $0.20 and $0.35 diluted earnings per share, respectively. I want to point out that our diluted earnings per share accretion of approximately one to two cents in 2007 and approximately $0.20 in 2008 is after the negative impact of approximately $0.11 and $0.06 diluted earnings per share, respectively, due to the amortization of intangible assets related to the customer and non-compete agreements. These are assets we must record and amortize in connection with the acquisition, but they roll off quickly resulting in higher levels of accretion in the future,” Mr. Speese said.
Mr. William Morgenstern, Chairman of the Board of Rent-Way stated, “I have known Mark Speese for many years and believe he and his strong management team have a vision for Rent-A-Center that our team can embrace. We believe that our customers will be well served by this transaction and that it will provide additional growth opportunities for our nearly 4,000 talented associates.
“As a co-founder of Rent-Way 25 years ago, I have great pride in our collective accomplishments over the years achieved by the dedication and commitment of the fine Rent-Way team which have now culminated with the sale of our business to a first-class industry-leader,” Mr. Morgenstern added.

Rent-A-Center intends to fund the acquisition primarily with an increase in its senior credit facility. The acquisition, which is expected to be completed in the fourth quarter of 2006, is conditioned upon customary closing conditions for a transaction of this nature, including the receipt of requisite regulatory approval and approval of Rent-Way’s shareholders.
In connection with this transaction, Rent-A-Center was advised by Bear, Stearns & Co. Inc. and Rent-Way was advised by Citigroup Global Markets Inc.
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Rent-A-Center will host a conference call to discuss the transaction, today, Tuesday, August 8, 2006, at 8:00 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 2,750 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 290 rent-to-own stores, approximately 282 of which operate under the trade name of “ColorTyme,” and the remaining 8 of which operate under the “Rent-A-Center” name.
Rent-Way offers quality, brand name home entertainment equipment, furniture, computers, major appliances and jewelry at approximately 784 rental-purchase stores in 34 states. Established in 1981, Rent-Way is headquartered in Erie, Pennsylvania, and employs approximately 4,000 associates.
IMPORTANT INFORMATION
In connection with the proposed merger, Rent-Way intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. When available, Rent-Way will mail the proxy statement and related materials to its shareholders. When filed with the SEC, the proxy statement and related materials will be available for free (along with any other document and reports filed by Rent Way with the SEC) at the SEC’s website, http://www.sec.gov, and at the Rent-Way’s website, http://www.rentway.com.
Participant Information
Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way’s 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form 10-K filed by Rent-Way with the SEC on December 29, 2005, both of which are available free of charge from the SEC and Rent-Way at their web sites as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Rent-Way with the SEC and which will be available free of charge from the SEC and from Rent-Way at their websites, as indicated above.

In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way’s shareholders in favor of the approval of the acquisition. Information concerning Rent-A-Center’s directors and executive officers is set forth in Rent-A-Center’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Rent-A-Center’s Investors Relations Website at www.rentacenter.com.
     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the parties believe that the expectations reflected in such forward-looking statements will prove to be correct, the parties can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company and Rent-Way could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the parties’ ability to receive regulatory approval on terms acceptable to them, (ii) the approval of the transaction by Rent-Way’s shareholders, (iii) the ability of the Company to successfully integrate the acquired stores into the Company’s operating system, (iv) the Company’s ability to enhance the performance of the acquired stores, (v) the ability of the parties to close the transaction in the time period currently anticipated, (vi) the satisfaction of the closing conditions to the transaction, (vii) the ability to realize the cost savings anticipated, (viii) the Company’s ability to obtain acceptable financing, and (ix) the other risks detailed from time to time in the Company’s and Rent-Way’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and Rent-Way’s annual report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company and Rent-Way are not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Contact for Rent-Way, Inc.:
John A. Lombardi
Senior Vice President and CFO
(814) 461-5258
jlombardi@rentway.com